Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts		Investor Contact

Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Allyson Stinchfield Atomic Public Relations +1 (415) 402-0230 allyson@atomicpr.com	Annie Leschin StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports Third Quarter 2009 Results

(SAN JOSE, CA – November 4, 2009) – Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2009.

Revenues for the quarter ended September 30, 2009 were $23.7 million compared to $22.6 million in the second quarter of 2009 and $29.5 million for the third quarter of 2008. Revenues this quarter were comprised of $11.0 million from LonWorks® Infrastructure products, $11.5 million from our Networked Energy Services (NES) products, and $1.2 million from the Enel project. Revenues for the second quarter of 2009 consisted of $10.9 million from LonWorks Infrastructure products, $10.0 million from our NES products, and $1.7 million from the Enel project. Revenues for the quarter ended September 30, 2008 were made up of $14.7 million from LonWorks Infrastructure products, $9.4 million from NES products, and $5.5 million from the Enel project.

Gross margin for the third quarter of 2009 was 43.5%, compared with 43.2% in the second quarter of 2009 and 44.7% for the third quarter of 2008. Total operating expenses for the quarter were $17.8 million compared to $18.4 million in the second quarter of 2009 and $19.1 million for the third quarter of 2008.

The GAAP net loss for the third quarter was $8.2 million, or $0.20 cents per share, compared to a net loss of $9.5 million, or $0.23 cents per share, in the second quarter of 2009 and a net loss of $5.4 million, or $0.13 cents per share, for the third quarter of 2008. The non-GAAP net loss for the quarter excluding stock-based compensation expenses was $4.6 million, or $0.11 cents per share, compared to a non-GAAP net loss of $5.5 million, or $0.13 cents per share, in the second quarter of 2009, and a non-GAAP net loss of $1.7 million, or $0.04 cents per share, for the third quarter of 2008.

“We are very excited by our recent smart grid project announcements at Duke Energy in North America and Fortum in Finland this quarter, demonstrating our growing worldwide presence and leading position in the advanced metering market,” said Ken Oshman, chairman and CEO of Echelon. “Echelon performed well this quarter especially in light of the ongoing difficult economic conditions. Our focus on energy-saving applications continues to gain momentum and expand the Echelon brand, reflecting our commitment and investment in long-term growth opportunities for both NES and LonWorks.”

“Last week the Department of Energy announced the allocation of its $3.4 billion in Smart Grid funding to about 100 projects nationwide. With projects expected to be complete within three years, and Duke Energy one of the larger recipients, Echelon should benefit directly from the U.S. stimulus package to the extent Duke accelerates its project. This announcement is a further reflection of the industry’s move toward truly advanced metering capability and energy efficiency,” concluded Oshman.

Business Outlook

Echelon offers the following guidance for the fourth quarter of 2009.

•	Total revenue to be approximately $33.0 million to $35.0 million, with NES revenue accounting for 50%, LonWorks revenue 32%, and Enel project revenue 18%.

•	Non-GAAP gross margin to be in the range of 40.0% to 42.0%.

•	Stock-based compensation expenses to be approximately $3.8 million.

•	Non-GAAP loss per share to be $0.06 to $0.10, based on a fully diluted weighted average shares outstanding of 40.8 million.

•	GAAP loss per share of between $0.15 and $0.19 for the quarter.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 866-804-6926 and enter passcode: 79548345 (callers outside the US please use 857-350-1672). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the backbone for the smart grid – is used by utilities to replace existing stand-alone electricity meters with a network infrastructure that is open, inexpensive, reliable, and proven. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use. Echelon’s LonWorks® Infrastructure products extend the smart grid, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other and the grid. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

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Echelon, LonWorks and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance for the fourth quarter of 2009 and thereafter; the effect of global economic conditions and the American Recovery and Reinvestment Act (i.e., the stimulus bill) (“ARRA”) on business in Echelon’s NES and LWI product lines worldwide and in the U.S., in particular; and the effect of market imperatives to manage and conserve energy. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, particularly the risk that the Company may fail to receive expected orders for our NES products; the risk that global economic conditions will affect our customers’ ability to receive approval for or finance NES or LonWorks-based deployments; risks that the pending applications for financing under ARRA will delay decisions regarding or deployments of certain projects in the U.S; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer expectations; the risk that a utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for NES hardware or software products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Quarterly Report on
Form 10-Q when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$6,489	$37,669
Short-term investments	69,946	49,647
Accounts receivable, net	14,737	23,480
Inventories	19,761	16,513
Deferred cost of goods sold	2,319	2,482
Other current assets	3,170	4,707

Total current assets	116,422	134,498

Property and equipment, net	36,761	40,574
Other long-term assets	9,642	10,445

	$162,825	$185,517

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$6,578	$10,675
Accrued liabilities	4,340	5,053
Current portion of lease financing obligations	1,553	1,439
Deferred revenues	7,835	8,520

Total current liabilities	20,306	25,687

Long-term liabilities	25,950	27,259

Total stockholders’ equity	116,569	132,571

	$162,825	$185,517

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Product	$22,965	$28,875	$62,190	$95,008
Service	710	625	2,314	2,244

Total revenues	23,675	29,500	64,504	97,252

Cost of revenues:
Cost of product (1)	12,838	15,715	34,737	56,998
Cost of service (1)	547	592	1,796	1,980

Total cost of revenues	13,385	16,307	36,533	58,978

Gross profit	10,290	13,193	27,971	38,274

Operating expenses:
Product development (1)	8,850	9,713	26,583	28,151
Sales and marketing (1)	5,279	5,653	16,656	17,820
General and administrative (1)	3,717	3,761	11,590	12,997

Total operating expenses	17,846	19,127	54,829	58,968

Loss from operations	(7,556)	(5,934)	(26,858)	(20,694)
Interest and other income (expense) , net	(91)	1,141	(158)	2,319
Interest expense on lease financing obligations	(415)	(435)	(1,259)	(974)

Loss before provision for income taxes	(8,062)	(5,228)	(28,275)	(19,349)
Income tax expense	155	136	31	230

Net loss	$(8,217)	$(5,364)	$(28,306)	$(19,579)

Net loss per share:
Basic	$(0.20)	$(0.13)	$(0.70)	$(0.48)
Diluted	$(0.20)	$(0.13)	$(0.70)	$(0.48)

Shares used in computing net loss per share:
Basic	40,759	40,554	40,643	40,704
Diluted	40,759	40,554	40,643	40,704

(1) Amounts include stock-based compensation costs as follows:
Cost of product	$457	$450	$1,137	$1,203
Cost of service	43	56	136	150
Product development	1,500	1,754	4,277	4,455
Sales and marketing	817	750	2,474	2,193
General and administrative	849	617	2,725	2,735

Total stock-based compensation expenses	$3,666	$3,627	$10,749	$10,736

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
GAAP net loss	$(8,217)	$(5,364)	$(28,306)	$(19,579)

Stock-based compensation	3,666	3,627	10,749	10,736

Total non-GAAP adjustments to earnings from operations	3,666	3,627	10,749	10,736

Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(4,551)	$(1,737)	$(17,557)	$(8,843)

Non-GAAP net loss per share:
Diluted	$(0.11)	$(0.04)	$(0.43)	$(0.22)

Shares used in computing net loss per share:
Diluted	40,759	40,554	40,643	40,704

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash flows provided by (used in) operating activities:
Net loss	$(28,306)	$(19,579)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,805	5,834
Loss on disposal of fixed assets	16	9
Reduction of allowance for doubtful accounts	(17)	(16)
Reduction of accrued investment income	12	645
Stock-based compensation	10,749	10,736
Change in operating assets and liabilities:
Accounts receivable	8,766	16,931
Inventories	(3,243)	(2,923)
Deferred cost of goods sold	96	(467)
Other current assets	1,562	(3,472)
Accounts payable	(3,773)	(5,019)
Accrued liabilities	(934)	1,232
Deferred revenues	(687)	(1,852)
Deferred rent	(29)	(22)

Net cash provided by (used in) operating activities	(10,983)	2,037

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(99,783)	(45,411)
Proceeds from maturities and sales of available-for-sale short-term investments	79,424	61,030
Change in other long-term assets	1,027	(40)
Capital expenditures	(1,291)	(3,474)

Net cash provided by (used in) investing activities	(20,623)	12,105

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	(1,079)	(1,451)
Proceeds from exercise of stock options	1,829	2,047
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options	(699)	(1,358)
Repurchase of common stock under stock repurchase program	—	(8,871)

Net cash provided by (used in) financing activities	51	(9,633)

Effect of exchange rates on cash:	375	(541)

Net increase in cash and cash equivalents	(31,180)	3,968
Cash and cash equivalents:
Beginning of period	37,669	76,062

End of period	$6,489	$80,030